EX-3.2(B)
2
EXHIBIT 3.2(B)


Exhibit 3.2(b)

                           CERTIFICATE OF DESIGNATION

           CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES
                 AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER
               SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR
                RESTRICTIONS THEREOF, OF 12% SERIES D CUMULATIVE
                                 PREFERRED STOCK

                                       OF

                           THERMOVIEW INDUSTRIES, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

      Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of ThermoView Industries, Inc., a Delaware corporation (the "Company"), hereby unanimously consents to, adopts and ratifies the following resolution:

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of Section 4.2 of Article IV of the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"), and Section 151(g) of the DGCL, such Board of Directors hereby creates, from the 50,000,000 authorized shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Company authorized to be issued pursuant to the Restated Certificate of Incorporation, a series of Preferred Stock, and hereby fixes by this certificate of designation (this "Certificate of Designation") the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

      The series of Preferred Stock hereby established shall consist of 1,500,000 shares designated as "12% Cumulative Series D Preferred Stock" (hereinafter called the "Series D Preferred Stock"), which shall have a stated value of $5.00 per share. The relative rights, preferences and limitations of such series shall be as follows:

                     12% CUMULATIVE SERIES D PREFERRED STOCK

      (1) Ranking. The Series D Preferred Stock will, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, rank (i) senior to the Common Stock of the Company, $.001 par value (the "Common Stock") and to shares of all other series of Preferred Stock issued by the Company the terms of which specifically provide that the capital stock of such series rank junior to such Series D Preferred Stock with respect to dividend rights or distributions upon dissolution of the Company ("Junior Stock"); (ii) on a parity with (a) all shares of the Company's 6.6% Cumulative Convertible Series C Preferred Stock and (b) the shares of all capital stock issued by the Company whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof shall be different from those of the Series D Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series D Preferred Stock (collectively
(a) and (b) being "Parity Stock"); and (iii) junior to all capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Series D Preferred Stock with respect to dividends and distributions upon dissolution of the Company ("Senior Stock").

      (2)   DIVIDENDS.

            (a) Holders of shares of Series D Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company and only with the consent of PNC Bank, N.A. or any successor lender thereto, out of funds of the Company legally available for payment, subject to the prior and superior rights of Senior Stock, but pari passu with Parity Stock, and in preference to Junior Stock, cumulative cash dividends at the rate per annum of $0.60 per share of Series D Preferred Stock. Dividends on the Series D Preferred Stock will be payable quarterly in arrears on the last calendar day of April, July, October and January of each year, commencing July 31, 2000 (and in the case of any accumulated and unpaid dividends not paid on the corresponding dividend payment date, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends will accrue from the date of the original issuance of the Series D Preferred Stock. Dividends will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series D Preferred Stock will not bear interest. Dividends payable on the Series D Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of actual days. Dividends payable on the Series D Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

            (b) Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series D Preferred Stock for all prior dividend periods. If accrued dividends on the Series D Preferred Stock for all prior periods have not been paid in full, then any dividends declared on the Series D Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated and unpaid dividends on the Series D Preferred Stock and such Parity Stock.

            (c) So long as the shares of the Series D Preferred Stock shall be outstanding, unless (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of the Series D Preferred Stock and any Parity Stock, (ii) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series D Preferred Stock and any Parity Stock and (iii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, the Series D Preferred Stock or any Parity Stock, the Company may not declare any dividends on any Junior Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than (x) Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock, or
(y) Common Stock acquired in connection with the cashless exercise of options under employee incentive or benefit plans of the Company or any subsidiary or any other redemption or purchase or other acquisition of Common Stock made in the ordinary course of business, which has been approved by the Board of Directors of the Company, for the purpose of any employee incentive or benefit plan of the Company. The limitations in this paragraph do not restrict the Company's ability to take the actions in this paragraph with respect to any Parity Stock. As used in this subparagraph (c), the term "dividend" with respect to Junior Stock does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants on rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

      (3)   REDEMPTION.

            (a) The shares of Series D Preferred Stock will be redeemable at the option of the Company in whole or in part, for cash or for such number of shares of Common Stock as equals the Liquidation Preference (defined hereinafter in paragraph (4)) of the Series D Preferred Stock to be redeemed (without regard to accumulated and unpaid dividends) as of the opening of business on the date set for such redemption. In order to exercise its redemption option, the Company must notify the holders of record of its Series D Preferred Stock in writing (the "Conditions Satisfaction Notice") prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been satisfied.

            (b) Notice of redemption (the "Redemption Notice") will be given by mail to the holders of the Series D Preferred Stock not less than 30 nor more than 60 days prior to the date selected by the Company to redeem the Series D Preferred Stock. The Redemption Notice shall be deemed to have been given when deposited in the United States mail, first-class mail, postage prepaid, whether or not such notice is actually received. The Company's right to exercise its redemption option will not be affected by changes in the closing price of the Common Stock following such 30-day period. If fewer than all of the shares of Series D Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Board of Directors of the Company; provided, however, that the Company shall not be required to effect the redemption in any manner that results in additional fractional shares being outstanding. If full cumulative dividends on the outstanding shares of Series D Preferred Stock shall not have been paid or declared and set apart for payment for all regular dividend payment dates to and including the last dividend payment date prior to the date fixed for redemption, the Corporation shall not call for redemption any shares of Series D Preferred Stock unless all such shares then outstanding are called for simultaneous redemption.

            (c) On the redemption date, the Company must pay, in cash, on each share of Series D Preferred Stock to be redeemed any accumulated and unpaid dividends through the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series D Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. Except as provided for in the preceding sentence, no payment or allowance will be made for accumulated and unpaid dividends on any shares of Series D Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

            (d) On and after the date fixed for redemption, provided that the Company has made available at the office of its registrar and transfer agent a sufficient number of shares of Common Stock and an amount of cash to effect the redemption, dividends will cease to accrue on the Series D Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Series D Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall be cancelled and shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series D Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption. Such cancelled shares shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued but not as shares of Series D Preferred Stock. At the close of business on the redemption date upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), each holder of Series D Preferred Stock (unless the Company defaults in the delivery of the shares of Common Stock or cash) will be, without any further action, deemed a holder of the number of shares of Common Stock for which such Series D Preferred Stock is redeemable.

            (e) Fractional shares of Common Stock are not to be issued upon redemption of the Series D Preferred Stock, but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the redemption date. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares of Series D Preferred Stock without cost to the holder thereof.

            (f) Any shares or cash set aside by the Company pursuant to subparagraph (e) and unclaimed at the end of three years from the date fixed for redemption shall revert to the Company.

            (g) Subject to applicable law and the limitation on purchases when dividends on the Series D Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of the Series D Preferred Stock by tender or by private agreement.

      (4)   LIQUIDATION PREFERENCE.

      (a) The holders of shares of Series D Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $5.00 per share of Series D Preferred Stock (the "Liquidation Preference"), plus an amount per share of Series D Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders, and no more. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series D Preferred Stock are insufficient to pay in full the liquidation preference with respect to the Series D Preferred Stock and any other Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Series D Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such Series D Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full.

      (b) Neither a consolidation or merger of the Company with or into another corporation, nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

      (5) VOTING RIGHTS. Except as may be required by applicable law from time to time, the holders of shares of Series D Preferred Stock will have no voting rights.

      (6) SINKING FUND. The Series D Preferred Stock shall not be entitled to any mandatory redemption or prepayment (except on liquidation, dissolution or winding up of the affairs of the Company) or to the benefit of any sinking fund.

      WITNESS THE SIGNATURE of the undersigned who is the Chairman of the Board and Chief Executive Officer of ThermoView Industries, Inc. as of this 14th day of April, 2000.

                                                       -------------------------
                                                       Stephen A. Hoffmann